Exhibit 99.1

MercadoLibre, Inc. Reports Financial Results for Second Quarter 2014

* Net Revenue of $131.8 million, growing 17.5% year-over-year in USD, 65.9% in local currencies

* Income from Operations was -$5.9 million. Excluding one-time effects of Venezuelan devaluation, Income from Operations would have been $43.6M, up 22.9% year-over-year

* Net Income was -$25.6 million resulting in a -$0.58 EPS. Excluding one-time effects of Venezuelan devaluation, Net Income would have been $31.8 million resulting in a $0.72 EPS.

BUENOS AIRES, Argentina, August 7, 2014 (GLOBE NEWSWIRE) — MercadoLibre, Inc. (Nasdaq:MELI) (http://www.mercadolibre.com), Latin America’s leading e-commerce technology company, today reported financial results for the second quarter ended June 30, 2014.

Marcos Galperin, President and Chief Executive Officer of MercadoLibre, Inc., commented, “We made solid progress on all fronts this quarter, growing our business on the basis of substantial upgrades that we are bringing our users, perfecting the experience that we offer them across all screens. We are increasingly delivering a shopping experience that integrates all aspects of our ecosystem, and the benefits to our users translate to solid business performance.”

Q2’14 Operational Highlights

•	Gross merchandise volume grew to $1,804.7 million, a year-over-year growth of 4.6% in USD and 67.0% in local currencies. Items sold on MercadoLibre during the second quarter of 2014 increased 17.6% to 23.6 million.

•	Total payment volume reached $785.5 million, a year-over-year growth of 35.9% in USD and 77.3% in local currencies. Total payment transactions through MercadoPago increased 39.8% to 10.3 million.

Our strategic initiatives are the building blocks for long term success:

•	Total payments reached 44% of gross merchandise volume, driven by strong on-platform penetration in Brazil and Argentina.

•	Our shipping solution, MercadoEnvios, shipped over 25% of Brazil’s sold items in June.

•	In June, 31% of our new registered users were mobile, and mobile penetration of our gross merchandise volume reached 16%.

•	Official Stores for large brands gained ground in Argentina, Brazil and Mexico, totaling 226 by end of quarter.

•	Improvements in customer experience resulted in solid year on year gains in our net promoter score.

Q2’14 Financial Highlights

•	Net revenues grew to $131.8 million, a year-over-year growth of 17.5% in USD and 65.9% in local currencies. Excluding Venezuela, revenue growth was stable at 21.9% in USD and 47.2% in local currencies. Brazil, our biggest market, grew revenues by 33.8% in local currencies.

•	Gross profit for the second quarter of 2014 was $95.5 million. Gross profit margin was 72.4% up from 72.3% the second quarter of 2013, as scale in our customer support operations and fraud prevention offset higher payment processing fees due to strong MercadoPago growth.

•	Total operating expenses were $101.4 million, including a $49.5 million one-time impairment charge on our long-lived assets following the adoption of the SICAD 2 exchange rate* in Venezuela this quarter. Income from operations was -$5.9 million.

•	Excluding this one-off charge, total operating expenses would have been 39.4% of net revenues, a decrease of 1.3% from 40.7% in last year’s second quarter, driven primarily by scale in G&A. Income from operations would have been $43.6 million, a year-over-year growth of 22.9% in USD and 96.3% in local currencies. Operating income margin would have been 33.1%, improving 1.5% from 31.6% in the year ago period.

•	Our forex line saw a one-time loss of $16.5 million due to the depreciation of our net monetary asset position in local currency in Venezuela*.

•	Net income before taxes was -$19.1 million. Excluding the one-time effects of the Venezuelan devaluation, Net income before taxes would have been $46.9 million, a 15.1% year-over-year growth in USD and 80.9% in local currencies.

•	Income tax expense was $6.5 million in the second quarter, after recording an $8.6 million tax gain related to the adoption of the SICAD 2 exchange rate in Venezuela. Excluding the devaluation’s impacts on G&A, FOREX, and tax, the blended tax rate for the second quarter would have been 32.2%, compared to 26.3% last year’s second quarter.

•	Net income was -$25.6 million. Excluding the one-time effects of the Venezuelan devaluation, net income would have been $31.8 million, a year-over-year growth of 5.9% in USD and 62.0% in local currencies.

•	Earnings per share during Q2’14 were -$0.58. Excluding the one-time effects of the Venezuelan devaluation, earnings per share would have been $0.72.

•	Free cash flow, defined as cash from operating activities less payment for the acquisition of property, equipment, intangible assets and payment for acquired businesses net of cash acquired, was $18.7 million.**

(*)	The company adopted the SICAD 2 exchange rate to re-measure its local currency (BsF) net monetary asset position and local currency transactions of Venezuelan operations as of May 16, 2014. Local currency net monetary asset position of Venezuelan operations was re-measured using the SICAD 2 rate as of June 30, 2014 (49.98 BsF per U.S. dollar). Local currency transactions of Venezuelan operations were re-measured using the weighted average exchange rate during the second quarter of 2014 (17.82 BsF per U.S. dollar). The aforementioned adoption of the SICAD 2 exchange rate also resulted in a review and ensuing impairment charge on the company’s long lived assets.
(**)	See note on “Non-GAAP Financial Measures”

Q2’14 Corporate Highlights

•	On April 8, 2014, MercadoLibre acquired 100% of the issued and outstanding shares of capital stock of the companies VMK S.A., Inmobiliaria Web Chile S. de R.L. de C.V. and Inmuebles Online S.A., companies that operate online classified advertisement platforms dedicated to the sale of real estate in Chile (at www.portalinmobiliario.com ) and in Mexico (at www.guiadinmuebles.com ). At the acquisition date, the Company paid in cash the total spot price of $33.6 million which included $0.5 million that was withheld until final determination of the purchase price and $1.0 million which was held in escrow, for a period of 36 months to warrant all covenants and obligations assumed by the sellers in the stock purchase agreement.

•	On June 24, 2014, we issued $330 million of 2.25% convertible senior notes due 2019. The notes have a conversion premium of approximately 37.5% over the stock price as of the date of pricing, $91.65.

•	We declared a quarterly dividend of $0.166 per share, payable on October 15, 2014 to shareholders of record as of the close of business on September 30, 2014.

The following table summarizes certain key performance metrics for the three months ended June 30, 2014 and 2013.

Three months ended June 30, (in MM)	2014	2013	%YoY	%YoY Constant USD
Total confirmed registered users at the end of period	109.6	90.2	21.5%	—
New confirmed registered users during the period	5.8	4.5	29.1%	—
Gross merchandise volume	$1,804.7	$1,725.4	4.6%	67.0%
Items sold	23.6	20.1	17.6%	—
Total payments volume	$785.5	$577.9	35.9%	77.3%
Total payments transactions	10.3	7.4	39.8%	—

Table of Year-on-Year Local Currency Revenue Growth Rates by Quarter

	YoY Growth rates at previous years exchange rates
Consolidated Net Revenues	Q2’13	Q3’13	Q4’13	Q1’14	Q2’14
Brazil	22%	28%	29%	30%	34%
Argentina	66%	66%	69%	65%	76%
Mexico	19%	19%	20%	9%	25%
Venezuela	68%	92%	104%	116%	167%
Others	19%	13%	15%	32%	53%

Total	38%	45%	50%	50%	66%

Conference Call and Webcast

The Company will host a conference call and audio webcast on August 7, 2014 at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing +(970) 315-0420 or +(877) 303-7209 (Conference ID 81479781) and requesting inclusion in the call for MercadoLibre. The live conference call can be accessed via audio webcast at the investor relations section of the Company’s website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

Definition of Selected Operational Metrics

Total confirmed registered users – Measure of the cumulative number of users who have registered on the MercadoLibre platform (including MercadoPago) and confirmed their registration. Since July’12, registration and confirmation take place in the same step of the registration flow.

New confirmed registered users – Measure of the number of new users who have registered on the MercadoLibre platform (including MercadoPago) and confirmed their registration. Since July’12, registration and confirmation take place in the same step of the registration flow.

Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the MercadoLibre Marketplace, excluding motor vehicles, vessels, aircraft, real estate, and services.

Items sold – Measure of the number of items sold/purchased through the MercadoLibre Marketplace.

Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using MercadoPago.

Total payment transactions – Measure of the number of all transactions completed using MercadoPago.

Operating margin – Defined as income from operations as a percentage of net revenues.

Blended tax rate – Defined as income and asset tax expense as a percentage of income before income and assets tax.

Net income margin – Defined as net income as a percentage of net revenues.

Free Cash Flow – Defined as cash flows from operating activities less property, equipment, intangible assets and payment for acquired business net of cash acquired.

Local Currency Growth Rates – Calculated by using the average monthly exchange rate for each month during the previous year and applying it to the corresponding month in the current year, so as to calculate what the growth would have been had exchange rates been the same throughout both periods.

About MercadoLibre

Founded in 1999, MercadoLibre is Latin America’s leading e-commerce technology company. Through its primary platforms, MercadoLibre.com and MercadoPago.com, it provides solutions to individuals and companies buying, selling, advertising, and paying for goods and services online.

MercadoLibre.com serves millions of users and creates a market for a wide variety of goods and services in an easy, safe and efficient way. The site is among the top 50 in the world in terms of page views and is the leading retail platform in unique visitors in the major countries in which it operates according to metrics provided by comScore Networks. The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007.

For more information about the company visit: http://investor.mercadolibre.com.

The MercadoLibre, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4193

Consolidated balance sheets

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$385,520,117	$140,285,104
Short-term investments	105,228,656	76,593,214
Accounts receivable, net	34,690,697	25,884,260
Credit cards receivables, net	59,432,409	52,045,851
Prepaid expenses	4,982,687	3,836,081
Deferred tax assets	14,958,011	16,030,880
Other assets	9,403,570	11,488,845

Total current assets	614,216,147	326,164,235
Non-current assets:
Long-term investments	52,145,285	45,719,737
Property and equipment, net	83,780,843	131,371,909
Goodwill	70,267,846	55,101,218
Intangible assets, net	25,683,101	6,591,585
Deferred tax assets	15,617,709	3,014,905
Other assets	26,253,967	24,399,184

Total non-current assets	273,748,751	266,198,538

Total assets	$887,964,898	$592,362,773

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$40,677,870	$34,405,333
Funds payable to customers	147,908,193	129,038,663
Salaries and social security payable	20,504,959	23,182,811
Taxes payable	18,440,304	17,854,110
Loans payable and other financial liabilities	2,258,026	13,370,823
Other liabilities	3,330,166	—
Dividends payable	7,329,546	6,313,869

Total current liabilities	240,449,064	224,165,609
Non-current liabilities:
Salaries and social security payable	6,188,947	9,185,269
Loans payable and other financial liabilities	278,362,784	2,489,819
Deferred tax liabilities	18,294,662	5,339,359
Other liabilities	6,154,336	3,699,109

Total non-current liabilities	309,000,729	20,713,556

Total liabilities	$549,449,793	$244,879,165

Commitments and contingencies
Redeemable noncontrolling interest	$4,000,000	$4,000,000
Equity:
Common stock, $0.001 par value, 110,000,000 shares authorized, 44,153,892 and 44,153,473 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	$44,154	$44,153
Additional paid-in capital	137,572,237	121,562,193
Treasury stock	—	(1,012,216)
Retained earnings	300,359,917	310,345,448
Accumulated other comprehensive loss	(103,461,203)	(87,455,970)

Total Equity	334,515,105	343,483,608

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$887,964,898	$592,362,773

Consolidated statements of income

	Six Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2014	2013
Net revenues	$247,231,460	$214,909,107	$131,849,139	$112,183,360
Cost of net revenues	(67,911,204)	(59,726,378)	(36,371,539)	(31,077,211)

Gross profit	179,320,256	155,182,729	95,477,600	81,106,149

Operating expenses:
Product and technology development	(23,998,006)	(19,142,610)	(11,740,808)	(9,760,220)
Sales and marketing	(48,821,152)	(43,161,483)	(26,469,194)	(20,823,546)
General and administrative	(28,917,112)	(28,858,158)	(13,684,701)	(15,073,088)
Impairment of Long-Lived Assets	(49,495,686)	—	(49,495,686)	—

Total operating expenses	(151,231,956)	(91,162,251)	(101,390,389)	(45,656,854)

Income (loss) from operations	28,088,300	64,020,478	(5,912,789)	35,449,295

Other income (expenses):
Interest income and other financial gains	6,608,546	5,596,320	3,572,917	2,202,314
Interest expense and other financial losses	(1,805,335)	(892,020)	(778,155)	(531,668)
Foreign currency gains (losses)	(12,871,102)	(2,648,848)	(15,964,572)	3,600,866
Other (losses) gains, net	—	(2,340)	—	1,393

Net income (loss) before income / asset tax expense	20,020,409	66,073,590	(19,082,599)	40,722,200

Income / asset tax expense	(15,280,934)	(18,529,981)	(6,505,879)	(10,701,182)

Net income (loss)	$4,739,475	$47,543,609	$(25,588,478)	$30,021,018

Less: Net Income attributable to Redeemable Noncontrolling Interest	69,532	84,715	5,552	42,377

Net income (loss) attributable to MercadoLibre, Inc. shareholder	$4,669,943	$47,458,894	$(25,594,030)	$29,978,641

	Six Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2014	2013
Basic EPS
Basic net income attributable to MercadoLibre, Inc.
Shareholders per common share	$0.11	$1.07	$(0.58)	$0.67

Weighted average of outstanding common shares	44,153,658	44,152,132	44,153,892	44,152,933

Diluted EPS
Diluted net income attributable to MercadoLibre, Inc.
Shareholders per common share	$0.11	$1.07	$(0.58)	$0.67

Weighted average of outstanding common shares	44,168,126	44,152,132	44,182,668	44,152,933

Consolidated statements of cash flows

	Six Months Ended June 30,
	2014	2013
Cash flows from operations:
Net income attributable to MercadoLibre, Inc. Shareholders	$4,669,943	$47,458,894
Adjustments to reconcile net income to net cash provided by operating activities:
Net income attributable to Redeemable Noncontrolling Interest	69,532	84,715
Net Devaluation Loss in Venezuela and Argentina	13,808,146	6,420,929
Impairment of Long-Lived Assets	49,495,686	—
Depreciation and amortization	7,583,270	5,456,023
Accrued interest	(4,210,765)	(2,985,764)
LTRP accrued compensation	1,931,082	4,297,543
Deferred income taxes	(8,672,289)	(1,815,001)
Changes in assets and liabilities:
Accounts receivable	(22,789,059)	(8,218,798)
Credit Card Receivables	(15,277,940)	(31,226,712)
Prepaid expenses	(1,527,509)	(1,604,294)
Other assets	1,487,015	(1,761,828)
Accounts payable and accrued expenses	33,769,907	12,375,483
Funds payable to customers	21,969,371	21,955,337
Other liabilities	1,351,131	2,333,387
Interest received from investments	4,249,705	6,391,850

Net cash provided by operating activities	87,907,226	59,161,764

Cash flows from investing activities:
Purchase of investments	(774,416,992)	(411,974,520)
Proceeds from sale and maturity of investments	746,111,708	449,386,936
Payment for acquired businesses, net of cash acquired	(32,126,805)	(3,224,162)
Purchases of intangible assets	(1,950,835)	(12,657)
Purchases of property and equipment	(14,633,760)	(38,093,323)

Net cash used in investing activities	(77,016,684)	(3,917,726)

Cash flows from financing activities:
Funds received from the issuance of convertible notes	330,000,000	—
Transaction costs from the issuance of convertible notes	(7,425,000)	—
Purchase of convertible note capped call	(19,668,000)	—
Payments on loans payable and other financial liabilities	(2,726,259)	—
Dividends paid	(13,643,415)	(11,126,265)
Repurchase of Common Stock	(1,944,307)	(1,012,216)
Stock options exercised	—	3,020

Net cash provided by (used in) financing activities	284,593,019	(12,135,461)

Effect of exchange rate changes on cash and cash equivalents	(50,248,548)	(13,406,232)

Net increase in cash and cash equivalents	245,235,013	29,702,345
Cash and cash equivalents, beginning of the period	140,285,104	101,489,002

Cash and cash equivalents, end of the period	$385,520,117	$131,191,347

Financial results of reporting segments

	Three Months Ended June 30, 2014
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total
Net revenues	$63,400,348	$33,267,193	$9,369,842	$16,551,431	$9,260,325	$131,849,139
Direct costs	(37,793,126)	(17,609,259)	(5,546,333)	(4,856,907)	(4,972,194)	(70,777,819)
Impairment of Long-lived Assets	—	—	—	(49,495,686)	—	(49,495,686)

Direct contribution	25,607,222	15,657,934	3,823,509	(37,801,162)	4,288,131	11,575,634
Operating expenses and indirect costs of net revenues						(17,488,423)

Income from operations						(5,912,789)

Other income (expenses):
Interest income and other financial gains						3,572,917
Interest expense and other financial losses						(778,155)
Foreign currency losses						(15,964,572)
Other gains, net						—

Net income before income / asset tax expense						$(19,082,599)

	Three Months Ended June 30, 2013
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total
Net revenues	$51,116,153	$29,000,836	$7,823,566	$17,563,547	$6,679,258	$112,183,360
Direct costs	(27,849,992)	(16,203,748)	(5,122,425)	(6,478,796)	(3,215,003)	(58,869,964)

Direct contribution	23,266,161	12,797,088	2,701,141	11,084,751	3,464,255	53,313,396
Operating expenses and indirect costs of net revenues						(17,864,101)

Income from operations						35,449,295

Other income (expenses):
Interest income and other financial gains						2,202,314
Interest expense and other financial losses						(531,668)
Foreign currency gains						3,600,866
Other gains, net						1,393

Net income before income / asset tax expense						$40,722,200

	Six Months Ended June 30, 2014
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total
Net revenues	$115,834,447	$61,228,937	$17,453,027	$35,908,018	$16,807,031	$247,231,460
Direct costs	(68,310,020)	(34,523,451)	(10,293,505)	(10,491,888)	(8,886,725)	(132,505,589)
Impairment of Long-lived Assets	—	—	—	(49,495,686)	—	(49,495,686)

Direct contribution	47,524,427	26,705,486	7,159,522	(24,079,556)	7,920,306	65,230,185
Operating expenses and indirect costs of net revenues						(37,141,885)

Income from operations						28,088,300

Other income (expenses):
Interest income and other financial gains						6,608,546
Interest expense and other financial losses						(1,805,335)
Foreign currency loss						(12,871,102)
Other losses, net						—

Net income before income / asset tax expense						$20,020,409

	Six Months Ended June 30, 2013
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total
Net revenues	$98,881,836	$54,621,583	$15,613,867	$32,694,097	$13,097,724	$214,909,107
Direct costs	(58,843,536)	(29,679,458)	(9,239,252)	(12,486,903)	(6,082,984)	(116,332,133)

Direct contribution	40,038,300	24,942,125	6,374,615	20,207,194	7,014,740	98,576,974
Operating expenses and indirect costs of net revenues						(34,556,496)

Income from operations						64,020,478

Other income (expenses):
Interest income and other financial gains						5,596,320
Interest expense and other financial losses						(892,020)
Foreign currency loss						(2,648,848)
Other losses, net						(2,340)

Net income before income / asset tax expense						66,073,590

Non-GAAP Financial Measures

To supplement our interim condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (U.S. GAAP), we use free cash flows, adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share as non-GAAP measures.

These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable GAAP financial measures.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures can be found in the tables included in this press release.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance. Specifically, we believe that free cash flow provides useful information to both management and investors by excluding payments for the acquisition of property, equipment, of intangible assets and of acquired businesses net of cash acquired, that may not be indicative of our core operating results. In addition, we report free cash flows to investors because we believe that the inclusion of this measure provides consistency in our financial reporting.

Free cash flow represents cash from operating activities less payment for the acquisition of property, equipment and intangible assets and acquired businesses net of cash acquired. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our operations after the purchase of property, equipment, of intangible assets and of acquired businesses net of cash acquired. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period.

Reconciliation of Operating Cash Flows to Free Cash Flows:

	Three Months Ended June 30,
	2014	2013
Net Cash provided by Operating Activities	$60.3	$29.1
Payment for acquired businesses, net of cash acquired	(32.1)	—
Purchase of intangible assets	(1.8)	(0.0)
Purchases of property and equipment	(7.7)	(35.2)

Free cash flows	$18.7	$(6.2)

The table above may not total due to rounding.

Moreover, we believe that adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share provide useful information to both management and investors by excluding the foreign exchange loss attributable to the devaluation in Venezuela, and the impairment of long-lived assets, because it may not be indicative of the ordinary course of our business. In addition, we report adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share to investors because we believe that the inclusion of these measures provides consistency in the Company’s financial reporting and because these financial measures provide useful information to management and investors about what our adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share, would have been, had the foreign exchange loss and impairment of long-lived assets in Venezuela not occurred. A limitation of the utility of adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share, as measures of financial performance, is that these measures do not represent the total foreign exchange effect in our Income Statement for the six-month period ended June 30, 2014.

Additionally, we present these non-gaap financial measures compared to the six-month period ended June 30, 2013:

	Six-months periods ended (**)		Three-months periods ended (**)
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income before income / asset tax expense	$20.0	$66.1	$(19.1)	$40.7
Devaluation loss in Venezuela	17.7	6.4	16.5	—
Impairment of long-lived assets	49.5	—	49.5	—

Adjusted Net income before income / asset tax expense	$87.3	$72.5	$46.9	$40.7

Income and asset tax expense	$(15.3)	$(18.5)	$(6.5)	$(10.7)
Income tax effect on devaluation loss in Venezuela	(12.4)	(0.5)	(8.6)	— (1)

Adjusted Income and asset tax	$(27.7)	$(19.1)	$(15.1)	$(10.7)

Net Income	$4.7	$47.5	$(25.6)	$30.0
Devaluation loss in Venezuela	17.7	6.4	16.5	—
Impairment of long-lived assets	49.5	—	49.5	—
Income tax effect on devaluation loss in Venezuela	(12.4)	(0.5)	(8.6)	— (1)

Adjusted Net Income	$59.5	$53.4	$31.8	$30.0

Adjusted Blended Tax Rate	31.8%	26.3%	32.2%	26.3%
Weighted average of outstanding common shares	44,153,658	44,152,132	44,153,892	44,152,933
Adjusted Earnings per share	$1.35	$1.21	$0.72	$0.68

(**)	Stated in millions of U.S. dollars, except for the information of “Weighted average of outstanding common shares” and “Adjusted Earnings per share”.
(1)	Income tax charge related to the Venezuela devaluation under local tax norms.

The table above may not total due to rounding.

Venezuelan currency status

In late February 2014, the Venezuelan government issued a decree to open a new exchange control mechanism (“SICAD 2”), which began operating on March 24, 2014, allowing the purchase of foreign exchange currencies, through authorized foreign exchange operators offered by individuals, companies and public entities authorized by the Ministry of Finance.

From January 24 to May 15, 2014, the exchange rate we used to re-measure our net monetary asset position in Bolívares Fuertes (“BsF”) and BsF transactions of our Venezuelan operations was the SICAD 1 floating rate. The average exchange rate under SICAD 1 during the first quarter of 2014 was 10.1 BsF per U.S. dollar. MercadoLibre had previously used the official rate of 6.3 BsF per U.S. dollar, the only published legal rate allowable for translation of currencies at the time according to U.S. GAAP. Since implementation of the SICAD 1 auction system, we had been unsuccessful in gaining access to U.S. dollars and, as a result of this, on May 16, 2014, we decided to start requesting U.S. dollars through the SICAD 2 mechanism and have been granted access to the currency as of the date of this release.

The company adopted the SICAD 2 exchange rate to re-measure our bolivar-denominated monetary assets and liabilities and to re-measure the result of our Venezuelan operations, effective as of May 16, 2014. As a consequence, we recorded a foreign exchange loss of $16.5 million during the second quarter of 2014. As of June 30, 2014 the SICAD 2 exchange rate was 49.98 BsF per U.S. dollar. The average exchange rate during the second quarter of 2014 was 17.82 BsF per U.S. dollar.

Additionally, considering this change in facts and circumstances and the lower U.S. dollar-equivalent cash flows now expected from our Venezuelan business, we have reviewed our long-lived assets, goodwill and intangible assets with indefinite useful life for impairment, including considering their current expected use in the new context (receive rental income instead of using the long-lived assets to support our operations in Venezuela), and estimated that the carrying value of certain real estate investments will not be recoverable. As a result, we have recorded a one-time impairment of long-lived assets loss of $49.5 million during the second quarter of 2014.

Foreign Currency Sensitivity Analysis – Venezuela Segment

In order to assist investors in their overall understanding of the impact on our Venezuelan segment reporting, we developed a scenario that considers an exchange rate of 50 BsF per U.S. dollar starting on January 1, 2014. These disclosures may help investors to project sensitivities, on segment information captions, to devaluations of whatever order of magnitude they choose by simple arithmetic calculations. The information is just a scenario and does not represent a forward-looking statement about our expectations or projections related to future events in Venezuela. The investors and other readers or users of the financial information presented in this caption are cautioned not to place undue reliance on this scenario. This information is not a guarantee of future events.

The information disclosed below does not include any inflation effect, nor the one-time devaluation impact related to the assumed devaluation or any other effect derived from the assumed devaluation. The information below should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, this information is not based on any comprehensive set of accounting rules or principles.

The evolution of the Venezuelan economy and any future governmental interventions in the Venezuelan economy are beyond our ability to control or predict. New events could happen in the future in Venezuela and it is not possible for management to predict all such events, nor can it assess the impact of all such events on our Venezuelan business.

The table below provides specific sensitivity information of our Venezuelan segment reporting for the period indicated assuming an exchange rate of 50 BsF per U.S. dollar, applied for the period starting on January 1, 2014 to June 30, 2014:

	Six-months period ended		Three-months period ended
	June 30, 2014		June 30, 2014
	Actual (*)	Sensitivity (**)	Actual (*)	Sensitivity (**)
Net revenues	$35,908,018	$9,718,499	$16,551,431	$5,897,962
Direct costs	$(10,491,888)	$(3,803,350)	$(4,856,907)	$(1,994,526)

Direct contribution before impairment of Long-lived assets	$25,416,130	$5,915,149	$11,694,524	$3,903,436
Direct Contribution Margin before impairment	70.8%	60.9%	70.7%	66.2%
Long-lived assets impairment	$(49,495,686)	$(49,495,686)	$(49,495,686)	$(49,495,686)

Direct contribution after Long-lived assets impairment	$(24,079,556)	$(43,580,537)	$(37,801,162)	$(45,592,250)
Direct Contribution Margin after impairment	-67.1%	-448.4%	-228.4%	-773.0%

(*)	As reported
(**)	Computing the devaluation of the Venezuelan segment from January 1, 2014 to June 30, 2014 (50 BsF per U.S. dollar).

CONTACT:	MercadoLibre, Inc.
Investor Relations
investor@mercadolibre.com
http://investor.mercadolibre.com